EXHIBIT 24.01
Power of Attorney
The undersigned director of State Auto Financial Corporation, an Ohio corporation (the “Company”), hereby constitutes and appoints Michael E. LaRocco, Steven E. English and Melissa A. Centers, and each of them, my true and lawful attorneys-in-fact and agents, with full power to act without the other, with full power of substitution and resubstitution, for me and in my name, place and stead, in my capacity as director of the Company, to execute the Company’s Annual Report on Form 10-K filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the Company’s fiscal year ended December 31, 2016, for each fiscal year thereafter and any amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
The undersigned has executed and delivered this Power of Attorney on the date set forth opposite his or her signature below.

Name	Title	Date

/s/ David J. D’Antoni	Director	February 28, 2017
David J. D’Antoni

/s/ Robert E. Baker	Director	February 28, 2017
Robert E. Baker

/s/ Michael J. Fiorile	Director	February 28, 2017
Michael J. Fiorile

/s/ Kym M. Hubbard*	Director	February 28, 2017
Kym M. Hubbard

/s/ Eileen A. Mallesch	Director	February 28, 2017
Eileen A. Mallesch

/s/ Thomas E. Markert	Director	February 28, 2017
Thomas E. Markert

/s/ David R. Meuse	Director	February 28, 2017
David R. Meuse

/s/ S. Elaine Roberts	Director	February 28, 2017
S. Elaine Roberts